EXHIBIT 10.80

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of February 3, 2014 (the “Effective Date”), by and between MN NEWARK, LLC, a Delaware limited liability company (“Seller”) and MOODY NATIONAL REIT I, INC., a Maryland corporation (the “Purchaser”).  MOODY NATIONAL TPS NEWARK MT, LLC, a Delaware limited liability company (“Moody MT”) joins in this Agreement as provided in Section 9.23 below.

RECITALS:

A. Seller is the owner of that certain tract of land more particularly described on Exhibit “A” attached hereto and made a part hereof, located at 39802 Cedar Blvd., Newark, California 94560, together with all of Seller’s rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein,  in possession or expectancy, now or hereafter acquired including, without limitation in and to adjacent strips and gores, if any, between the Land and abutting properties,  in and  to any adjacent streets, highways, roads, alleys or rights of way, in and to any and all water and mineral rights, and all easements, rights and other interests appurtenant thereto (the “Land”), and all buildings and improvements located on the Land, including a hotel known as the TownePlace Suites – Newark, California (the “Improvements”). The Land and the Improvements are sometimes referred to hereinafter together as the “Real Property”.  The TownePlace Suites hotel business operated on the Real Property, including the Improvements that form the Hotel, shall be referred to herein as the “Hotel.”

B. Moody MT, an Affiliate of Purchaser, leases the Hotel from Seller pursuant to the terms of that certain Amended and Restated Master Lease Agreement, dated as of November 20, 2007, as amended by that certain First Amendment to Amended and Restated Master Lease Agreement, dated as of May 1, 2009, and as further amended by that certain Second Amendment to Amended and Restated Master Lease Agreement, dated as of June 15, 2012 (collectively, the “Master Lease”).  Except for certain of the Intangible Property (as defined below) and except as otherwise provided in the Master Lease, Moody MT is the owner of the property used in connection with the operation of the Hotel.

C. Purchaser acknowledges that Seller has never operated the Hotel and that Moody MT has operated the Hotel during Seller’s ownership of the Real Property and that an affiliate of Purchaser’s and Moody MT’s sold the Real Property to Seller.   Pursuant to the terms of the Master Lease and as set forth in Rectials B. and  C. above, Moody MT is a party to the agreements needed or in place with respect to the operation and management of the Hotel, including, without limitation, the Occupancy Agreements.  In connection with the sale of the Property (as that term is defined below), Moody MT has agreed to transfer all of the interests owned by Moody MT in the Hotel, including, without limitation, any personal property, inventory, intangible property not owned by Seller, agreements, contracts, and any Occupancy Agreements (the “Operational Property”) to Purchaser.

D. Purchaser desires to purchase the Property from Seller, and Seller desires to sell the Property to Purchaser for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1 “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person.  For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.3 “Assignment and Assumption Agreement” shall mean an assignment and assumption between Seller and Purchaser in substantially the form attached hereto as Exhibit “B” whereby Seller assigns and Purchaser assumes all of Seller’s rights, title and interest in and to the Intangible Property, including without limitation the Moody Purchase Option, if applicable, and Seller’s interest in the Occupancy Agreements.

1.4  “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.5 “Cal FIRPTA” shall mean a California Form 590 to be executed by Seller at Closing.

1.6 “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.7 “Closing Date” shall mean the date that is thirty (30) days following the expiration of the Study Period; provided, however Purchaser shall have the right to extend the Closing Date for two (2) periods of thirty (30) days each, as necessary to obtain approval of the assumption of the Existing Financing. Any such extension of the Closing Date must be exercised by Purchaser, if at all, by giving Seller and Escrow Agent notice of such election to extend at least five (5) business days prior to the then scheduled Closing Date.

1.8 “Closing Documents” shall have the meaning ascribed to such defined term as set forth in Section 6.1 below.

1.9 “Code” shall have the meaning ascribed to such term in Section 9.21.

1.10 “Deed” shall mean a grant deed in substantially the form attached hereto as Exhibit “C”, conveying fee title to the Real Property, subject to the Permitted Exceptions, the Occupancy Agreements, and any matters that would be revealed by a survey.

1.11 “Deferred Obligation” shall have the same meaning as ascribed to such term in the Master Lease and is a sum owed by Moody MT to Seller pursuant to the terms of the Master Lease.  Seller and Moody MT agree that as of January 1, 2014, the outstanding sum of the Deferred Obligation was approximately $565,000.00.  It is anticipated by Seller and Moody MT that the sum of the Deferred Obligation outstanding as of the Closing will be less than the sum of $565,000.00.

1.12 “Denis Guarantors” shall mean Vetra Denis, Frank Denis, Jr., and Bruce Denis, each as guarantor, in favor of the Lender under the Existing Financing pursuant to the terms of that certain Guaranty of Recourse Obligations, dated June 15, 2012.

1.13  “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.14 “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the date set forth in the Preamble.

1.15 “Escrow Agent” shall mean Old Republic Title Company, 275 Battery Street, Suite 1500, San Francisco, CA 94111, Attention: Michelle Pineda, (mpineda@ortc.com).

1.16 “Existing Financing” shall mean that certain Loan Agreement, dated as of June 15, 2012 by and between Seller and Lender with a current balance of approximately FIVE MILLION ONE HUNDRED FOUR THOUSAND THREE HUNDRED FORTY-NINE AND 91/100 DOLLARS ($5,104,349.91) as of January 6, 2014, which is secured by, among other instruments, a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing.

1.17 “FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

1.18 “Franchise Application Fee” shall mean the sum of $30,400.00 together with any other payments made from revenue generated by the Hotel to acquire the License Agreement and/or terminate the Previous Management Agreement.

1.19 “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.20 “Hotel” shall have the definition ascribed to such term in the Recitals.

1.21  “Improvements” shall have the definition ascribed to such term in the Recitals.

1.22 “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement.  The sum of the Independent Contract Consideration shall be paid to Seller whenever Purchaser elects to terminate this Agreement pursuant to its right to do so and when by the express terms of this Agreement the Earnest Money is to be released to Purchaser, regardless of whether or not any provision in this Agreement specifically calls out for the payment of the Independent Contract Consideration to Seller.

1.23 “Intangible Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned by Seller and used in connection with the ownership or operation of the Real Property, including, without limitation, (1) Authorizations, (2) utility connections, development rights and privileges, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) plans and specifications pertaining to the Real Property, and (5) Seller’s interest in the Moody Purchase Option, if applicable.

1.24 “Knowledge” shall mean (a) when used with respect to Seller, the actual knowledge of Vetra Denis, without any duty of inquiry or investigation, or (b) when used with respect to either Purchaser or Moody MT, the actual knowledge of Brett Moody, without any duty of inquiry or investigation.  For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

1.25 “Land” shall have the same meaning ascribed to such term in the Recitals.

1.26 “Lender” shall mean Ladder Capital Finance I LLC, a Delaware limited liability company.

1.27 “License Agreement” shall mean that certain Relicensing Franchise Agreement from Licensor with respect to the Hotel.

1.28 “Licensor” shall mean MIF, L.L.C.

1.29 “Loan Assumption Documents” shall mean (a) all documents required by Lender to effectuate Purchaser's assumption of the Existing Financing, and (b) all documents required to confirm the release of Seller and the Denis Guarantors from any and all obligations under the Existing Financing, in such form and substance as Lender customarily provides and which is otherwise reasonable acceptable to Purchaser, Seller and the Denis Guarantors.

1.30 “Manager” shall mean Moody National Hospitality Management, LLC.

1.31 “Master Lease” shall have the meaning set forth in the Recitals.

1.32 “Moody Purchase Option” shall have the meaning ascribed to such defined term in Section 3.6.

1.33 “Moody Realty” shall have the meaning ascribed to such defined term in Section 3.6.

1.34 “Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires have the right to occupy space upon the Real Property.

1.35 “Operating Account” shall mean the sum of $85,000.00 on deposit for the benefit of the Hotel which sum was funded by Seller.

1.36 “Operational Property” shall have the meaning set forth in the Recitals.

1.37 “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Exceptions, the Occupancy Agreements and any matters that would be revealed by a survey.

1.38 “Permitted Exceptions” shall mean the meaning set forth in Section 2.5(d) hereof.

1.39 “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.40 “Previous Management Agreement” shall mean that certain Management Agreement (the “Management Agreement”), dated as of June __, 2005, made by Ruby Newark Limited Partnership (“Ruby”) as “Owner” and TownePlace Management Corporation (“Previous Manager”) as “Manager”.  Ruby assigned its interest in the Management Agreement to Moody MT pursuant to that certain Assignment and Assumption of Management Agreement, dated as of May 18, 2007.

1.41 “Property” shall mean the Real Property and the Intangible Property.

1.42 “Purchase Price” shall mean the amount of ELEVEN MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($11,400,000.00) payable in the manner described in Section 2.2 hereof.

1.43 “Purchaser Parties” shall mean Purchaser's directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.44 “Purchaser’s PIP” shall have the meaning ascribed to such term in Section 6.8 .

1.45 “Purchaser’s Objections” shall mean the objections defined as such in Section 2.5(d).

1.46 “Real Property” shall have the meaning ascribed to such term in the Recitals.

1.47 “Seller’s Broker” shall have the meaning ascribed to such term in Section 7.3.

1.48 “Seller’s Response” shall have the meaning ascribed to such term in Section 2.5(d).

1.49 “Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.5(d).

1.50 “Study Period” shall mean the period ending at 5:00 p.m. on the date which is thirty (30) days following the Effective Date.  Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in Newark, California.

1.51 “Termination of Master Lease” shall mean a termination of the Master Lease memorializing the termination of the Master Lease and Seller’s release of Master Tenant in accordance with Section 9.23, in such form that is reasonably acceptable to Seller and Master Tenant.

1.52 “Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.5(d).

1.53 “Title Company” “shall mean Old Republic Title Company, c/o Moody National Title Company, L.P., 6363 Woodway Drive, Suite 250, Houston, Texas 77057, Attn: Kay Street (kstreet@moodynational.com).

1.54 “TPS Fees” shall have the meaning ascribed to such term in Section 4.2(a).

ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1 Purchase and Sale.  Seller agrees to sell the Property, and Purchaser agrees to purchase the Property, free and clear of all liens and encumbrances (excluding the Permitted Exceptions and the Occupancy Agreements), for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2 Payment of Purchase Price.  Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller).  Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller on the Closing Date.

2.3 Earnest Money.  Within one (1) business day following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “First Earnest Money Deposit”).  Within one (1) business day following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Second Earnest Money Deposit”) (the First Earnest Money Deposit and the Second Earnest Money Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”).  The Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation.  All interest earned on such deposits shall belong to the party (as between Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement.  In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement, it being understood and agreed that following the expiration of the Study Period, the Earnest Money shall be non-refundable to Purchaser in connection with any termination of this Agreement by Purchaser, except in connection with a termination of this Agreement by Purchaser pursuant to Section 2.4, Section 2.5(d),  Section 5.1, Section 8.1 or as otherwise expressly provided for in this Agreement.

2.4 Existing Financing.  At the Closing, Purchaser shall assume the Existing Financing.  With respect to Purchaser’s assumption of Existing Financing:

    (a) Promptly following the Effective Date, Purchaser shall commence its efforts to process the assumption of the Existing Financing by Purchaser (“Loan Assumption”), including but not limited to providing all reasonable information concerning the transfer of the Property to Lender (“Assumption Application”);

    (b) Purchaser and Seller shall cooperate and use all reasonable and diligent efforts to cause the Lender (or its loan servicer, as applicable) to consent to the Loan Assumption and to cause Seller and all applicable guarantors, including, without limitation, the Denis Guarantors, to be released from any and all liability under the Existing Financing; provided, however, Seller’s cooperation shall be at no cost or expense to Seller.  Purchaser shall keep Seller reasonably informed regarding the Loan Assumption Process and shall include Seller in all communications regarding the Loan Assumption documents;

    (c) the Existing Financing shall be credited towards the Purchase Price.  For purposes of determining the amount of the Existing Financing to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Existing Financing and all accrued and unpaid interest and late charges or other similar fees, if any, as of the Closing Date (but expressly excluding the Assumption Fee (defined below)) shall be aggregated and determined and shall be credited to the Purchase Price; and

    (d) Purchaser shall be exclusively liable for and shall pay as the same are incurred (i) the assumption fees and/or costs required by the Lender (or the loan servicer) and (ii) all fees, expenses and/or costs required by the Lender to process the Assumption Application and the Loan Assumption (collectively, the “Assumption Fee”).  To the extent that there are any escrows or impounds maintained in connection with the Existing Financing which are not disbursed by Lender to Seller on the Closing Date, Purchaser shall reimburse Seller in an amount equal to such escrows or impounds transferred on the Closing Date, as part of the Loan Assumption.

Notwithstanding anything in this Section 2.4 to the contrary, if there is any outstanding late charges or unpaid or past due interest due to Moody MT’s failure to make the payments due under the Existing Financing as required by the terms of the Master Lease, then Moody MT shall reimburse Seller at the Closing such amounts that were deducted from the Purchase Price.  If prior to the Closing Date, despite using its best good faith efforts, Purchaser is unable to cause Lender to approve the assumption of the Existing Financing by Purchaser, then upon written notice delivered to Seller and Escrow Agent prior to the Closing Date, Purchaser may terminate this Agreement and receive a refund of its Earnest Money, less the sum of the Independent Contract Consideration which sum shall be paid to Seller, and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.

2.5 Due Diligence.

    (a) Purchaser shall have the right, until 5:00 p.m. on the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to Seller, and to perform at Purchaser’s expense, and subject to terms and conditions set forth in Section 2.5(c) below, such economic, surveying, engineering, topographic, environmental, marketing and other test, studies and investigations as Purchaser may deem appropriate.  If such tests, studies and investigations warrant, in Purchaser's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice (the “Due Diligence Termination Notice”) to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement shall automatically terminate, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.  In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent.  Purchaser’s failure to deliver the Due Diligence Termination Notice prior to the expiration of the Study Period shall mean that Purchaser has determined that the Property is, in Purchaser’s sole and absolute opinion, in an economic, physical and environmental condition that is acceptable to Purchaser and that Purchaser had adequate opportunity to investigate the Property.

    (b) Seller hereby acknowledges and agrees that Moody MT may make available to Purchaser any and all due diligence information related to the Property.  Moody MT has been operating the Hotel during Seller’s entire ownership period of the Property pursuant to the terms of the Master Lease.  Moody MT has superior knowledge to that of Seller regarding the electrical consumption history at the Hotel, and Purchaser hereby agrees that any knowledge of Moody MT with respect to the Hotel, including, without limitation, historical electrical consumption, is hereby imputed to Purchaser.  In order to comply with California Public Resource Code Section 25402.10, Moody MT has agreed to register the Hotel with the Portfolio Manager during the Study Period and to generate a Data Verification Checklist, which Data Verification Checklist shall be delivered to Seller and Purchaser prior to the expiration of the Study Period.

    (c) Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties, except for the discovery of existing conditions of the Real Property the condition of which are not exacerbated by Purchaser or the Purchaser Parties.  Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel.  Seller shall have the right to have a representative present during any such inspections.  If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by Seller.  Purchaser shall not permit any liens to attach to the Property by reason of such inspections.  Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property.  The provisions of this Section 2.5(c) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby and is not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

    (d) Promptly following the Effective Date, Purchaser shall cause the Title Company to furnish to Purchaser and Seller, a preliminary title report bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property together with legible copies (to the extent such legible copies are available) of all documents identified in such preliminary title report as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Real Property.  Purchaser shall be deemed to have approved all items on the Title Commitment unless Purchaser has provided Seller with written notice (“Purchaser’s Objection Notice”) of any objection (“Purchaser’s Objection”) to a matter on the Title Commitment during the Study Period. If Purchaser timely delivers Purchaser’s Objection Notice objecting to a title matter during the Study Period, then Seller, within five (5) business days of receipt of such notice (“Seller’s Response Period”), may elect to either cure such Purchaser’s Objection (Seller having no obligation to elect to cure any such Purchaser’s Objection), in which event Seller shall have until the Closing to cure such Purchaser’s Objection.  If Seller elects to cure any of Purchaser’s Objections, Seller shall notify Purchaser of such election in writing during the Seller Response Period (“Seller’s Response”).  If Seller does not issue a Seller’s Response during the Seller’s Response Period Seller shall be deemed to have elected not to cure any of Purchaser’s Objections.  In the event Seller determines at any time after issuing Seller’s Response that it is unable to cure, ameliorate or remove any one or more of such Purchaser’s Objections, then Seller shall give written notice to Purchaser to such effect; or if Seller is deemed to have elected not to cure any of the Purchaser’s Objections, then in either such event, as applicable, Purchaser may, at its option, either (i) terminate this Agreement upon written notice to Seller but only if given prior to the sooner to occur of the Closing or three (3) business days after Purchaser receives Seller's notice, in which case this Agreement shall immediately terminate, Purchaser shall be entitled to a return of the Earnest Money, and Seller and Purchaser shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement, or (ii) waive any such Purchaser’s Objection in which case any such Purchaser’s Objection shall be deemed a Permitted Exception and the parties shall proceed to Closing.  If Purchaser fails to give such termination notice by such date, Purchaser shall be deemed to have waived its Purchaser’s Objections to, and to have approved, the matters set forth in Seller's notice or in Purchaser’s Objection Notice, as applicable. Notwithstanding anything in this Section 2.5(d) to the contrary, Purchaser shall have no right to object to or terminate this Agreement due to (i) any title matter created by Purchaser or an Affiliate of Purchaser, including, without limitation, Moody Realty or Moody MT, (ii) the lien of real estate taxes and assessments not yet delinquent, (iii) any title matters that secure the Existing Financing, or (iv) to any exceptions related to survey matters (collectively with any exceptions to title set forth on the Title Commitment approved or deemed approved by Purchaser, the “Permitted Exceptions”).

    (e) In the event that a title encumbrance that is not deemed a Permitted Exception is discovered after the Study Period and prior to the Closing (a “New Title Matter”), then Purchaser shall have three (3) days from the discovery of such New Title Matter to give Seller a Purchaser’s Objection, if any, to such New Title Matter.  If Purchaser does not give Seller written notice of Purchaser’s Objection with respect to a New Title Matter within such 3-day notice period, then such New Title Matter shall be deemed a Permitted Exception.  If Purchaser does give Seller timely written notice of Purchaser’s Objection to a New Title Matter, then Seller shall have 3-days from receipt of such written notice to issue a Seller Response.  The procedure set forth in Section 2.5(d) above shall apply with respect to any Seller Response, or lack of response, to a Purchaser’s Objection with respect to a New Title Matter.  The parties agree that Closing may be delayed in order to afford the parties to provide the notices set forth in this Section 2.5(e), and provided further that if Seller does elect to cure Purchaser’s Objection to a New Title Matter and the Closing Date is less than three (3) days from the date of Seller’s Response, then the Closing shall be delayed to a date which is the earlier of five (5) days past the scheduled Closing Date or the date on which Seller cures such Purchaser’s Objection.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefore and any other sums set forth herein that are to be paid to Seller, Seller hereby makes the representations and warranties set forth below.  Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

3.1 Organization and Power.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

3.2 Authorization and Execution.  This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of Seller, for and on behalf of Seller, has the authority to do so.

3.3 Non-contravention.  Subject to the consent of Lender to the Loan Assumption, including, without limitation, the termination of the Master Lease, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject.

3.4 Litigation.  There is no action, suit or proceeding, pending or, to Seller’s Knowledge, known to be threatened, against or affecting any Seller in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

3.5 Seller Is Not a “Foreign Person”.  Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6 Right to Purchase.  Except for that certain Agreement Regarding Purchase Option, dated as of November 21, 2007, as amended by that certain First Amendment to Agreement Regarding Purchase Option, dated as of January 24, 2014 (together, the “Moody Purchase Option”) between Seller and Moody National Realty Company, L.P., a Texas limited partnership (“Moody Realty”), Seller has not granted to any Person other than Purchaser, any right to purchase the Property or any portion thereof or interest therein.  Purchaser acknowledges that Moody Realty is an Affiliate of Purchaser and pursuant to Purchaser’s election made pursuant to Section 4.2 (c) below, Purchaser shall either purchase the Property subject to the Moody Purchase Option or shall cause Moody Realty to agree to terminate such Moody Purchase Option concurrently with the Closing.

3.7 Condemnation.  There are no pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings affecting the Property.

The representations and warranties in Sections 3.1 through 3.7 shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”).  Notwithstanding the foregoing, if Purchaser has actual knowledge of any breach of or inaccuracy in any representation of Seller made in this Agreement which would entitle Purchaser to terminate this Agreement, and nonetheless elects to proceed to Closing, then, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller with respect thereto.

3.8 Condition of the Property; No Representations.

    (a) Purchaser acknowledges the following: (i) upon the expiration of the Study Period, Purchaser will have been given a reasonable and adequate opportunity to inspect and investigate the Property and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser’s choosing, that (ii) Purchaser is a sophisticated purchaser of Property, and (iii) Purchaser will acquire the Property based upon Purchaser’s own investigation and inspection of the Property. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN, (i) SELLER IS DISPOSING OF THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) NEITHER PURCHASER NOR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF SELLER, AS TO ANY MATTER CONCERNING THE PROPERTY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY MATERIALS RECEIVED BY PURCHASER OR ANY OF PURCHASER’S AGENTS (INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of the Real Property or the square footage of any of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Property, or the fitness, suitability, value or adequacy of the Property for any particular purpose, (iv) the zoning or other legal status of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other Person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended), (vi) the ability of Purchaser or any of its affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of the Property, (vii) the presence, absence, condition or compliance of any Hazardous Materials on, in, under, above or about the Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements at the Property, or (ix) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, the Property. Without limiting the generality of the foregoing, Purchaser expressly acknowledges and agrees that, except as set forth herein, it is not relying on any representation or warranty of Seller or any of its affiliates or any direct or indirect partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of any of them, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them. Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to Seller.

    (b) Without limiting the provisions of Section 3.8(a) and except as expressly set forth herein, Purchaser hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, Seller or its affiliates or any direct or indirect partner, member, trustee, director, shareholder, controlling person, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (each, a “Released Entity”, and collectively, the “Released Entities”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Authority), in addition to associated attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Property or any portion thereof (collectively, “Claims”) including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property.  In addition, Purchaser hereby forever releases each of the Released Entities from and against any Claims to the extent relating to any Hazardous Materials that may be placed, discovered, located or released on, at, under or from the Property after the Closing Date.

    (c) For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any state.  Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the waiver and release provisions of the preceding paragraph.  Purchaser elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown to Purchaser.  To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder.

    (d) Seller acknowledges that it has employed the services of JCP Disclosures (in such capacity, the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purpose of enabling each of Seller and Broker to fulfill its disclosure obligations with respect to the natural hazards referred to in California Civil Code Section 1103(c) and to report the result of its examination to Purchaser and Seller in writing.  As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy or scale for the National Hazard Expert to determine if the Property is within the respective natural hazard zone, then for purposes of the disclosure the Property shall be considered to lie with such natural hazard zone.  The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller and Broker from their disclosure obligations referred to herein, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding the non-liability of each of Seller and Broker for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.  The obligations of Seller and Broker are several (and not joint and not joint and several) and, without limitation, in no event shall Seller have any responsibility for matters not actually known to Seller.  THESE HAZARDS MAY LIMIT PURCHASER’S ABILITY TO DEVELOP THE PREMISES, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER.  THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ON ESTIMATEs WHERE NATURAL HAZARDS EXIST.  THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER.  PURCHASER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PROPERTY.

    (e) WITH RESPECT TO ANY RELEASE CONTAINED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE RELEASES AND WAIVER PROVISIONS OF THIS SECTION 3.8, PURCHASER EXPRESSLY WAIVES ANY BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER THE PROVISIONS OF CALIFORNIA CIVIL CODE §1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER  MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

____________Purchaser’s Initials

This Section 3.8 shall survive the Closing indefinitely.

ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES AND COVENANTS

4.1 Representations and Warranties.  In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

    (a) Organization and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

    (b) Authorization and Execution.  This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.  The Person executing this Agreement on behalf of Purchaser has the authority to do so.

    (c) Non-contravention.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

    (d) Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

    (e) Previous Management Agreement.  The Previous Management Agreement has been terminated and any and all obligations of Moody MT thereunder or Seller in relationship therewith have been fully released by the Previous Manager.

    (f) OFAC.  Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.2 Covenants.  In order to induce Seller to enter into this Agreement and to sell the Property to Purchaser, Purchaser and Moody MT each hereby covenants and agrees to the obligations set forth below.  Moody MT joins in this Agreement to confirm its agreement to be bound by certain covenants set forth herein as same relate to Moody MT, including, without limitation, the covenants set forth in this Section 4.2.

    (a) Previous Management Agreement.  Purchaser (or Moody MT) shall pay any and all fees, costs and expenses charged by Manager in connection with the termination of the Previous Management Agreement, including, without limitation, the Franchise Application Fee and any fees, costs and expenses charged by either Manager, Licensor or an Affiliate of either Manager or Licensor that are charged or assessed in connection with the termination of the Previous Management Agreement and/or the execution and delivery of the License Agreement (collectively, the “TPS Fees”). Any TPS Fees, including the Franchise Application Fee, previously charged by Moody MT to Seller in connection with any monthly accounting for the Hotel shall be paid to Seller by Purchaser at the Closing, unless Moody MT has paid such sums to Seller prior to the Closing. Seller shall have no obligation to pay any costs or expenses related to the termination of the Previous Management Agreement or any fees or costs associated with the License Agreement.

    (b) Transfer of Operational Property.  Moody MT hereby agrees to transfer and convey the Operational Property to Purchaser in accordance with the terms and conditions set forth in Section 9.23.  In no event shall Moody MT transfer the Operational Property to Purchaser, and in no event shall Purchaser agree to accept any transfer of the Operational Property prior to the Closing Date.

    (c) Moody Purchase Option.  During the Study Period, Purchaser shall provide Seller with written notice whether Purchaser shall obtain from Moody Realty a termination of the Moody Purchase Option, which termination shall be effective as of the Closing, or elect to take an assignment of the Moody Purchase Option from Seller.  Should Purchaser elect to obtain a termination of the Moody Purchase Option from Moody Realty, Purchaser shall cause Moody Realty to deliver to Seller during the Study Period a letter from Moody Realty confirming that Moody Realty will agree to execute a termination agreement with respect to the Moody Purchase Option at the Closing.  In the event that Moody Realty fails to execute such a termination agreement on terms acceptable to Seller, then Purchaser shall be deemed to have elected to purchase the Property subject to the terms of the Moody Purchase Option and Purchaser shall take an assignment of the Moody Purchase Option at Closing.  Purchaser shall be solely responsible for all costs and expenses incurred by either party in connection with any termination of the Moody Purchase Option.

    (d) Moody MT Mechanic’s and Material Liens.  In order to induce Title Company to remove any mechanic’s liens exception from the Title Policy, Moody MT shall deliver any affidavit or indemnification requested by the Title Company for the elimination of such exception.  If Title Company will not accept such indemnification/affidavit from Moody MT, Moody MT hereby agrees to indemnify, defend, protect and hold Seller harmless from and against any and all claims of lien arising for labor performed or materials provided to the Hotel or the Real Property for which the contract therefore was not a direct contract between Seller and such contractor or supplier of materials.

ARTICLE V
CONDITIONS PRECEDENT

5.1 As to Purchaser’s Obligations.  Subject to the provisions of Section 8.1, Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

    (a) Seller’s Deliveries.  Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Section 6.2 and Section 6.4 hereof.

    (b) Representations, Warranties and Covenants; Obligations of Seller; Certificate.  All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.  Further, a duly authorized officer of Seller shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

    (c) Title.  Title Company shall unconditionally be prepared to deliver to Purchaser Owner’s Title Policy (subject to the premiums therefor and delivery of the documents specified in Section 6.2 below and Purchaser’s authority documents).

    (d) Loan Assumption.  Lender shall have delivered to Purchaser the Loan Assumption Documents.

    (e) Litigation.  There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect the Property.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser.  If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date, Purchaser shall have the right to terminate this Agreement, obtain a refund of the Earnest Money, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, Section 8.1 shall additionally apply.

5.2 As to Seller’s Obligations.  Subject to the provisions of Section 8.2, Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

    (a) Purchaser’s Deliveries.  Purchaser, Moody MT and Moody Realty, as applicable, shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to Section 6.3 and Section 6.4 hereof.

    (b) Representations, Warranties and Covenants; Obligations of Purchaser; Certificate.  All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.  Further, a duly authorized officer of Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

    (c) Moody MT.  Moody MT shall have performed all of its obligations hereunder.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller.  If the conditions precedent set forth above are neither satisfied nor waived by Seller by the Closing Date, Seller shall have the right to terminate this Agreement, Purchaser shall obtain a refund of the Earnest Money (except in the event of a Purchaser default) and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Purchaser is in default hereof at the time of such termination, Section 8.2 shall additionally apply and provided further that if any termination occurs after the Study Period and Seller is not in default hereunder, then the Earnest Money shall be paid by Escrow Agent to Seller.

ARTICLE VI
CLOSING

6.1 Closing.  The Closing shall occur on the Closing Date.  As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby.  The Closing will occur through escrow, at the Escrow Agent, or at any such other place as Seller and Purchaser may mutually agree.  At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein.  Moody MT shall deposit the sum of the Operating Account, and, if applicable, shall deposit the sum of the Franchise Application Fee, which sums shall be paid to Seller.  Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Exceptions, the Occupancy Agreements and hotel guests.

6.2 Seller’s Deliveries.  At the Closing, Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

    (a) The Deed.

    (b) The Assignment and Assumption Agreement.

    (c) The Termination of Master Lease.

    (d) A bills paid affidavit verifying that there are no unpaid bills or claims for labor performed or materials furnished to the Property prior to the Closing, and by which Seller indemnifies and holds Purchaser and Title Company harmless from any loss, liability, cost or expense of Purchaser resulting from or incident to claims against the Property; provided, however, that Purchaser agrees that Seller’s indemnification hereunder shall not extend to any such claims arising from Moody MT’s acts or omissions and shall only extend to claims for labor and materials for which Seller is in direct contract with the party asserting such claim.

    (e) The FIRPTA Certificate and the Cal FIRPTA.

    (f) The “bring-down certificate” specified in Section 5.1(b).

    (g) The Loan Assumption Documents.

    (h) If applicable, any termination agreement with respect to the Moody Purchase Option.

    (i) An owner’s title affidavit and gap indemnity (to the extent required by the Title Company), each duly executed and acknowledged by Seller and in form and content reasonably acceptable to Seller and the Title Company.

    (j) Any other document or instrument specifically required by this Agreement.

6.3 Purchaser’s/Moody MT/Moody Realty Deliveries.  At the Closing, Purchaser shall deliver to Escrow Agent (or cause Moody MT or Moody Realty to deliver to Escrow Agent, as applicable), the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

    (a) The Assignment and Assumption Agreement

    (b) Termination of Master Lease.

    (c) The “bring-down certificate” specified in Section 5.2(b).

    (d) The Loan Assumption Documents.

    (e) If applicable, any termination agreement with respect to the Moody Purchase Option.

    (f) Any other document or instrument specifically required by this Agreement.

    (g) At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money and any interest thereon and the outstanding balance on the Existing Financing) as described in Section 2.2 hereof and Purchaser or Moody MT, as applicable, shall deliver to Escrow Agent for payment to Seller the sum of the Franchise Application Fee and the sum of the Operating Account.

6.4 Mutual Deliveries.  At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

    (a) A closing statement reflecting the Purchase Price and the other sums to be paid to Seller through escrow and the adjustments and prorations required hereunder and the allocation of certain expenses required hereby as set forth in Section 6.5 and Section 6.6 below.

    (b) Such other and further documents and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company or Escrow Agent to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

6.5 Closing Costs.

    (a) Seller and Purchaser shall equally divide any escrow fee other expenses or similar charges charged by Escrow Agent.  Seller shall be responsible for any transfer taxes incurred in connection with the conveyance of the Property.  Purchaser shall pay for the cost of the title search, if any, and the premium for the Owner’s Title Policy.  Purchaser shall pay for all endorsements to the Owner’s Title Policy, the cost of any updated survey and all filing fees.  Purchaser shall pay the costs of all inspections or tests undertaken by Purchaser.  Purchaser shall pay all costs associated with financing the acquisition of the Property including, but not limited to, any assumption fee assessed by Lender.  Purchaser shall pay all costs associated with the issuance of the License Agreement, including, without limitation, all application fees, inspection fees, PIP fees, transfer fees, and all expenses of Managers or Franchisors, including, without limitation, legal fees and expenses, incurred in connection therewith.  Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Escrow Agent in accordance with the custom of Alameda County, California.  Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

    (b) In addition, as a material part of the consideration, Seller will also credit Purchaser the sum of One Million Four Hundred Thousand and No/ Dollars ($1,400,000.00) to be applied to the renovations of the Hotel.

6.6 Expense Allocations.  Subject to the terms of Section 6.7 below, all expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein.  Seller shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be responsible for all expenses for the period of time from, after and including the Closing Date.  In addition, Seller shall be entitled to lease payments under the Master Lease up to the date of Closing.  Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof.  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  Without limiting the generality of the foregoing, the following items of expense shall be allocated and prorated at Closing:

    (a) Current rents.

    (b) Real estate and personal property taxes.

    (c) Municipal or other governmental improvement liens and special assessments; provided, however, that if such liens or assessments are payable in installments, Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

    (d) License and permit fees with respect to the Real Property (and not the operation of the Hotel), where transferable and only to the extent held by Seller or in Seller’s name.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of real estate taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement.  Any expense incurred by Seller or by Purchaser with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.  With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant.  The costs and expenses incurred in connection with the services of such accountant shall be borne equally by Seller and Purchaser.  The provisions of this Section 6.6 shall survive the Closing.

6.7 Hotel Operations.

    (a) The allocations above relate solely to the allocations related to the Property and are not intended to allocate any cost or expenses related to the operation of the Hotel. All items that are  usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located will be allocated among Moody MT and Purchaser.  Purchaser acknowledges that Moody MT has operated the Hotel since the date of the Master Lease, that Seller has never operated or managed the Hotel, and that many of the items typically pro-rated in a hotel transaction are not appropriate for pro-ration under this Agreement as Moody MT, and not Seller, is the party responsible for paying such items.

    (b) Moody MT and Purchaser hereby agree that should Seller by virtue of the operation of this Section 6.7 pay sums that are otherwise the obligation of Moody MT under the Master Lease (for example purposes only, pro-rated real estate taxes) that Moody MT shall deposit into escrow the sum that would have otherwise been paid by Seller hereunder as a debit to Seller on the closing statement and such sums so deposited into escrow by Moody MT shall be paid to Purchaser in lieu of debiting same against the Purchase Price and other sums payable to Seller hereunder.

    (c) To the extent available in connection with the sale of the Property and except as otherwise specified herein with respect to the Operating Account, transfer of the Hotel operations and assumption of the Existing Financing, Moody MT shall be entitled to receipt of any and all reserves held by Lender, Manager or Licensor.  In no event shall proceeds from the operation of the Hotel that would otherwise be paid to Seller as a payment toward the reduction of the Deferred Obligation be diverted into any such reserves, except as specifically required by the terms of the Existing Financing.

6.8 Property Improvement Plan.  It is contemplated that, as of the Closing Date, Purchaser shall have received from the Licensor a property improvement plan (the “Purchaser’s PIP”) with respect to the Hotel for the remainder of calendar 2013 (and, if applicable, subsequent years).  Purchaser shall be responsible for all actions and expenses required by Purchaser’s PIP.

ARTICLE VII
GENERAL PROVISIONS

7.1 Fire or Other Casualty.  Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than One Hundred Thousand Dollars ($100,000.00) to repair and occurring between the Effective Date and the Closing Date of which Seller has Knowledge.  If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (excluding the sum of any deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than 180 days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price.   If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require more than 180 days to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement.  Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible.  If, prior to Closing, the Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement.  If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).  Notwithstanding anything in this Section 7.1 to the contrary, in no event shall Purchaser have any right to terminate this Agreement pursuant to this Section 7.1 because Moody MT failed to obtain and/or maintain the casualty insurance for the Property as required by the terms of the Master Lease and in no event shall Seller be obligated to pay or credit to Purchaser any deductibles or uninsured obligations if such obligations are those of Moody MT under the Master Lease, in which case Moody MT, and not Seller shall be responsible for paying such sums to Purchaser.

7.2 Condemnation.  After the Effective Date, Seller agrees to give Purchaser prompt written notice of any Knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property.  If taking will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier.  If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those that expressly survive a termination of the Agreement.  If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser hereunder the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Real Property as a result of such condemnation.  If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Real Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Real Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser hereunder the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Real Property as a result of such condemnation.  In no event shall a condemnation of an appurtenance to the Real Property for which the condemning authority has an obligation to pay Seller, or has offered to pay Seller, $250,000.00 or less in connection with the condemnation be deemed to interfere materially with the operation of the Hotel or give rise to any termination right by Purchaser by operation of this Section 7.2.  Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.  For purposes of Section 7.1 and Section 7.2 of this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.

7.3 Broker.  Seller and Purchaser each represents and warrants to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, the engagement of Scott Griemsmann of Paramount Lodging Advisors (“Seller’s Broker”) in respect of which Seller shall be solely responsible for the payment of a brokerage fee to Seller’s Broker pursuant to a separate written agreement.  Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller.  Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser.  This section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker, including Seller’s Broker.  The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

ARTICLE VIII
DEFAULT; TERMINATION RIGHTS

8.1 Default by Seller.  If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with this Agreement after Purchaser has performed or tendered performance of all of its obligations in accordance with this Agreement, then Purchaser, as its sole and exclusive remedy shall elect (a) to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price; or (c) bring an equitable action to enforce the Closing obligations by specific performance; provided, with respect to an action for specific performance, (i) Purchaser shall provide written notice of Purchaser's intention to enforce the Closing obligations by specific performance, and (ii) Purchaser's suit for specific performance shall be filed against Seller  on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing the Closing obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.

8.2 Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement after Seller has performed or tendered performance of all of its obligations in accordance with this Agreement, Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement.  IN THE EVENT OF SUCH TERMINATION, SELLER SHALL BE ENTITLED TO RECEIVE THE EARNEST MONEY FROM ESCROW AGENT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY IN FULL SATISFACTION OF ITS CLAIM AGAINST PURCHASER FOR FAILING TO CLOSE THE TRANSACTIONS CONTEMPLATED HEREIN.  SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S DEFAULT AND THAT THE EARNEST MONEY REPRESENTS THE PARTIES’ BEST CURRENT ESTIMATE OF SUCH DETRIMENT TO SELLER.  THIS SECTION 8.2 SHALL SURVIVE A TERMINATION OF THIS AGREEMENT.  NOTHING HOWEVER IN THIS SECTION 8.2 SHALL LIMIT OR IMPAIR ANY OF SELLER’S RIGHTS AND REMEDIES AGAINST PURCHASER FOR ANY OTHER PRE-CLOSING DEFAULT BY PURCHASER UNDER THIS AGREEMENT.

___________________	__________________
Seller’s Initials	Purchaser’s Initials

8.3 Costs and Attorneys’ Fees.  In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation or non-judicial dispute resolution process, then the prevailing party in such action shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels and enforcing any judgment awarded to the prevailing party.  The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4 Limitation of Liability.  Except as otherwise specifically provided herein, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages.  The provisions of this Section 8.4 shall survive the termination of this Agreement.  If the Closing of the transactions hereunder shall have occurred, then Seller shall have no liability to Purchaser (and Purchaser shall make no claim against Seller) for a breach of any representation or warranty or any other covenant under this Agreement or any Closing Documents executed in Seller in connection with this Agreement unless the valid claims for all such breaches and claims aggregate to more than $25,000.00; provided, however, that in no event shall Seller’s liability exceed, in the aggregate, the sum of $100,000.00.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1 Completeness; Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto; provided, however, that Moody MT shall not be required to join in any such modification unless such modification materially impacts Moody MT’s obligations hereunder.

9.2 Acceptance of the Deed.  The acceptance of the Deed by Purchaser shall be deemed full compliance by Seller of all of its obligations hereunder other than those obligations that are specifically stated to survive the Closing.

9.3 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

9.4 Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a federal legal holiday or a legal holiday in the state of California, such notice, such consent or such other communication or such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.5 Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state of California without regard to its principle of conflicts of law.  Venue for any dispute shall be in Alameda County, California or the federal courts for the Northern District of California.

9.6 Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof.  All counterparts hereto shall collectively constitute a single agreement.  Faxed of e-mailed signatures shall have the same valid and binding effect as original signatures; provided, however, that the party receiving a document with a facsimile or e-mail signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or e-mail signature, as applicable

9.7 Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8 Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

9.9 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	MN Newark, LLC
311 S. First Street
Turlock, CA 95380
Telephone: (209) 667-1602
sdenis@calnevaslush.com

With a copy to:	Haas Najarian LLP
58 Maiden Lane, 2nd Floor
San Francisco, CA 94108
Attn: Robert Nicholas and Deirdre Dawson
Telephone: (415) 788-6330
Facsimile: (415) 391-0555
rnicholas@hnattorneys.com
ddawson@hnattorneys.com
(two separate notices)

If to Purchaser:	Moody National REIT I, Inc.
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
bmoody@moodynational.com

If to Escrow Agent:	Old Republic Title Company
275 Battery Street, Suite 1500
San Francisco, CA 94111
Escrow Officer: Michelle Pineda
(415) 397-0500
mpineda@ortc.com

If to Title Company:	Old Republic Title Company
c/o Kay Street
Vice President and Manager
Moody National Title Company, L. P.
6363 Woodway Dr,, Suite 250
Houston, Texas 77057
713-876-0803 (Cell)
713-977-0117 (Fax)
kstreet@MoodyNational.com

or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

9.10 Escrow Agent.  Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; or (e) for the default, error, action or omission of either party to the escrow.  Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine.  In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in Alameda County, California (to the jurisdiction of which both parties do hereby consent), and pay into the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute with the court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder.

9.11 Incorporation by Reference.  The Recitals and all of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

9.12 Further Assurances.  Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

9.13 No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.14 Time of Essence.  Time is of the essence with respect to every provision hereof.

9.15 Signatory Exculpation.  The signatory(ies) for Seller, Purchaser and Moody MT is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

9.16 Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

    (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

    (b) Any agreements or covenants contained in Article I shall be binding on the parties as if set forth elsewhere in this Agreement.

    (c) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

    (d) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

    (e) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.17 No Recording.  Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

9.18 Assignment by the Parties.  Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right, upon notice given to Seller at least ten (10) days before the Closing and provided that Purchaser provides Seller with evidence, reasonably acceptable to Seller that the Lender will allow the Existing Financing to be assumed by such nominee or assignee, to either nominate one Purchaser Affiliate to take title to the Property or to assign this Agreement to one Purchaser Affiliate without Seller's consent.

9.19 Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.20 Exclusivity.  After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.21 Section 1031 Exchange.  Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange.  Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code.  In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

9.22 Public Announcements.  Except as otherwise expressly provided herein, neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.  Seller hereby expressly acknowledges that Purchaser is a wholly-owned subsidiary  of a publicly-traded company and that Seller is aware and will advise its owners, employees and agents that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations.

9.23 Joinder by Moody MT; Transfer of Operational Property; Release of Moody MT.

    (a) While Moody MT is not a party to the purchase and sale of the Property described in this Agreement, Moody MT is executing this Agreement to confirm that it is subject to the terms of this Agreement that specifically obligate Moody MT to perform or not to perform certain acts with respect to the Hotel, which obligations are consistent with Moody MT’s obligations under the Master Lease and the Existing Financing.   Moody MT is also joining in this Agreement to confirm that it has received notice of the proposed sale to Purchaser as required by the terms of the Master Lease.

    (b) In order to accommodate the sale of the Property, and in consideration for the release by Seller of Moody MT and its affiliates of all of the obligations under the Master Lease (as more specifically set forth below), Moody MT has agreed to transfer the Operational Property to Purchaser, simultaneously with sale of the Property and Moody MT will not be entitled to, or allocated any portion, of the Purchase Price.

    (c) In consideration for the transfer of the Operational Property in accordance with Section 9.23(b), on the Closing Date each of Seller and Moody MT will irrevocably and absolutely waive its right to recover from, and forever release and discharge, and covenants not to file or otherwise pursue any legal action against the other party or their respective Affiliates or any direct or indirect partner, member, trustee, director, shareholder, controlling person, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns from any and all obligations under the Master Lease, including, but not limited to, the Deferred Obligation, except the release shall not extend to obligations which by their respective terms survive any termination of the Master Lease.  Seller, Purchaser and Moody MT acknowledge and agree that the Master Lease shall terminate upon the sale of the Property by Seller.  Seller hereby agrees and acknowledges that the value of the Property is enhanced as a result of the simultaneous transfer of the Operational Property and the operations of the Hotel.

    (d) The terms of this Section 9.23 shall survive the Closing.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

MN NEWARK, LLC,
a Delaware limited liability company

By:
Name:
Title:

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

PURCHASER:

MOODY NATIONAL REIT I INC., a Maryland corporation

By:	/s/ Brett Moody
Brett Moody, President

IN WITNESS WHEREOF, Moody MT joins in this Agreement and has caused this Agreement to be executed in its name by its respective duly authorized representatives.

MOODY MT:

Moody National TPS Newark MT, LLC, a Delaware limited liability company

By: Moody National Management, L.P., a Texas limited partnership, its sole member

By: Moody Management Corporation, a Texas corporation, its general partner

By:	/s/ Brett Moody
Brett C. Moody, President

JOINDER BY ESCROW AGENT

Escrow Agent hereby acknowledges that it has received this Agreement executed by Seller and Purchaser and accepts the obligations of and instructions of Escrow Agent set forth herein.  Additionally, Escrow Agent acknowledges that it will handle the Earnest Money, when received, and the Closing Documents in accordance with the terms of this Agreement.

Joined by Escrow Agent as of ________, 2014.

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION

Parcel One:

Parcel l, Parcel Map 7179, filed April 1, 1999, in Book 244 of Maps, Pages 24 and 25, Alameda County Records.

Parcel Two:

Non-exclusive reciprocal easements, rights and privileges of use, both pedestrian and vehicular, appurtenant to Parcel One for the installation, construction, operation, maintenance, repair and replacement of a roadway and walkway and for the installation, plating, ponds and streams and all irrigation and drainage facilities over a southwesterly portion of Parcel l, Parcel Map 4180, filed December 27, 1983, Map Book 141, Page 79, Alameda County Records, as shown and delineated in the Declaration of Restrictions, Creating Roadway, Walkway and Landscaping Easement executed by Duffel Financial and Construction Company, a California Corporation, recorded July 31, 1990, Series No. 90-207536, Alameda County Records, and as modified by the Modification of Easement recorded June 26, 1996, Series No. 96-154458, Official Records.

Parcel Three:

A non-exclusive private storm drain easement for the benefit of Parcel One for the purpose of installing and maintaining storm drain facilities, over that certain 20 foot by 15 foot southwesterly portion of Parcel 2, Parcel Map 7179, Filed April 1, 1999, in Book 244 of Maps, Pages 24 and 25, Alameda County Records, as delineated on said Map as "PSDE".

APN: 901-0195-037 and 901-0195-038

EXHIBIT “B”

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, MN Newark, LLC, a Delaware limited liability company (“Seller”), hereby sells, transfers, assigns and conveys to Moody National REIT I, Inc., a Maryland corporation (“Purchaser”), the following:

1.	Occupancy Agreements. All of Seller’s right, title and interest, if any, in and to the Occupancy Agreements.

2.	Intangible Property. All right, title and interest of Seller, to the extent assignable, in and to any other “Intangible Property” (as hereinafter defined).

This Assignment and Assumption Agreement is given pursuant to that certain Agreement of Purchase and Sale dated as of _______, 2013, between Seller and Purchaser (the “Purchase Agreement”), providing for the sale of the Property.  The covenants, agreements, and limitations provided in the Purchase Agreement with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full.  Purchaser hereby accepts the foregoing assignment and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations of Seller, if any, with respect to the Intangible Property [including, without limitation, the Moody Purchase Option] and the Occupancy Agreement, to the extent the same arise on or after the date hereof.  Purchaser on behalf of itself, its successors and assigns, does hereby agree to indemnify and hold Seller, its successors and assigns, harmless from any and all obligations, liabilities, costs and expenses (including, without limitation, attorneys fees and expenses) arising under any item assigned by Seller, and assumed by Purchaser, under this Assignment and Assumption Agreement, including, without limitation, any breach by Purchaser, or its successors or assigns, of any term or provision of the  Occupancy Agreements and, to the extent applicable, the Intangible Property, from and after the date hereof.  This Assignment and Assumption Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser, and their respective successors and assigns.  Such property is conveyed “as is” without warranty or representation.  As used herein, the “Occupancy Agreements” and “Intangible Property” shall have the respective meanings set forth for the same in the Purchase Agreement.

In the event any party hereto institutes any action or proceeding against the other party with regard to this Assignment and Assumption Agreement, the prevailing party in such action shall be entitled to recover, in addition to the cost of the suit, its actual attorneys’ fees.

This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

DATED: As of __________, 2014

SELLER:
MN NEWARK, LLC,
a Delaware limited liability company

By:
Name:
Its:

PURCHASER:
MOODY NATIONAL REIT I INC.,
a Maryland corporation

By:
Name:
Its:

EXHIBIT “C”

Grant Deed

[FORM OF DEED]

RECORDING REQUESTED BY:

[CONFIRM: Chicago Title Insurance Company]

WHEN RECORDED, MAIL THIS DEED AND
ALL TAX STATEMENTS TO:

____________________________________
____________________________________
____________________________________
Attention: ____________________________

APN No.:  [____________]

(Space Above for Recorder's Use)
The undersigned Grantor declares:

Documentary Transfer Tax not shown pursuant to
Section 11932 of the Revenue and Taxation Code, as amended.

GRANT DEED FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, MN NEWARK, LLC, a Delaware limited liability company ("Grantor"), does hereby GRANT to MOODY NATIONAL REIT I INC., a Maryland corporation ("Grantee"), all of that certain real property in the County of Alameda, State of California, as more particularly described in Exhibit A attached hereto and incorporated herein by this reference and made a part hereof (the "Land"), together with any and all structures and improvements located thereon, all of Grantor's right, title and interest in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances to the extent belonging or appertaining to the Land or such structures and improvements (collectively, the "Property").

Mail tax statements as directed above.

This conveyance is made and accepted subject to all real property taxes and assessments, unrecorded leases, all matters of record and all matters that would be reflected on an accurate survey or shown by a physical inspection of the Property, as of the date hereof.

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed on ________________, 2014.

"GRANTOR"

MN NEWARK, LLC,
a Delaware limited liability company

By:
Name:
Title: